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                                  EXHIBIT 99.1











                             VALLEY INDEPENDENT BANK
                        FLEXPLUS RETIREMENT SAVINGS PLAN
                                DECEMBER 31, 1998

                                    CONTENTS



----------------------------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT                                                                      1

----------------------------------------------------------------------------------------------------
FINANCIAL STATEMENTS

   STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS                                            2
   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION           3
   NOTES TO FINANCIAL STATEMENTS                                                                  4

----------------------------------------------------------------------------------------------------



To the Board of Trustees of
     Valley Independent Bank Flexplus Retirement Savings Plan
El Centro, California



                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying statement of net assets available for plan benefits of Valley Independent Bank Flexplus Retirement Savings Plan (the Plan) as of December 31, 1998 and 1997 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1998. These financial statements are the responsibility of the plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of Valley Independent Bank Flexplus Retirement Savings Plan as of December 31, 1998 and 1997, and the changes in net assets available for plan benefits for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information included in Schedule G - Financial Schedules (IRS Form 5500) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. The supplemental information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Laguna Hills, California
September 30, 1999




                                       1




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            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

               STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                           DECEMBER 31, 1998 AND 1997

                                                           1998             1997
                                                           ----             ----
ASSETS

Cash - Non Interest Bearing                            $    6,529     $   13,644

Receivables:
  Valley Independent Bank - Salary Deferral                    --          6,781
  Valley Independent Bank - Employer Match                 86,467             --
  Investments in Transit                                       --         31,207
                                                       ----------     ----------
               TOTAL RECEIVABLES                           86,467         37,988
                                                       ----------     ----------

Investments:
  College Life Group Annuity                              282,684        330,820
  Valley Independent Bank Stock                         1,533,267      1,500,466
  Nationwide Life Insurance Company                     2,029,128      1,498,087
  Loans                                                   251,556        139,052
                                                       ----------     ----------
               TOTAL INVESTMENTS                        4,096,635      3,468,425
                                                       ----------     ----------
                  TOTAL ASSETS                          4,189,631      3,520,057
                                                       ----------     ----------
LIABILITIES

Other Liabilities                                              --          1,802
                                                       ----------     ----------
               TOTAL LIABILITIES                               --          1,802
                                                       ----------     ----------
                  NET ASSETS                           $4,189,631     $3,518,255
                                                       ==========     ==========

The accompanying notes are an integral part of these financial statements.

            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR
                       PLAN BENEFITS WITH FUND INFORMATION
                          YEAR ENDED DECEMBER 31, 1998

                                                Participant Directed
                                -------------------------------------------------------
                                                 Interest in    Investment      Loans
                                    Fixed        Registered        in             to
                                   Annuity       Investment        VIB           Parti-
                                  Contract        Companies       Stock         cipants          Other         Total
                               -------------   ------------   ------------   ------------   -----------   ------------
INVESTMENT INCOME
  Interest and Dividends        $    17,059             --             --    $    18,587             --    $    35,646
  Net Appreciation in Current
    Value of Investments                 --        272,468       (234,775)            --             --         37,693
                                -----------    -----------    -----------    -----------    -----------    -----------
  Total Income                       17,059        272,468       (234,775)        18,587             --         73,339

CONTRIBUTIONS
  Participants                           --        345,412        171,546             --            817        517,775
  Employer                               --             --         92,244             --         86,467        178,711
  Rollover                               --         71,800         16,891             --             --         88,691
                                -----------    -----------    -----------    -----------    -----------    -----------
                                         --        417,212        280,681             --         87,284        785,177
                                -----------    -----------    -----------    -----------    -----------    -----------
    Total Additions                  17,059        689,680         45,906         18,587         87,284        858,516

DEDUCTIONS
  Distributions                     (39,088)       (89,173)       (54,649)        (4,230)            --       (187,140)
                                -----------    -----------    -----------    -----------    -----------    -----------
  Total Deductions                  (39,088)       (89,173)       (54,649)        (4,230)            --       (187,140)

NET INCREASE (DECREASE)
  PRIOR TO NET
    INTERFUND TRANSFERS             (22,029)       600,507         (8,743)        14,357         87,284        671,376

NET INTERFUND TRANSFERS             (26,107)       (69,466)        41,544         98,147        (44,118)            --
                                -----------    -----------    -----------    -----------    -----------    -----------
NET INCREASE                        (48,136)       531,041         32,801        112,504         43,166        671,376

NET ASSETS AVAILABLE
  FOR PLAN BENEFITS
  Beginning of Year                 330,820      1,498,087      1,500,466        139,052         49,830      3,518,255
                                -----------    -----------    -----------    -----------    -----------    -----------
  End of Year                   $   282,684    $ 2,029,128    $ 1,533,267    $   251,556    $    92,996    $ 4,189,631
                                ===========    ===========    ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these financial statements.

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



            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE A - DESCRIPTION OF PLAN

The following description of the Valley Independent Bank's Flexplus Retirement Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

GENERAL

The Plan is a defined contribution plan covering all regular part-time or full-time employees of the Company who have 90 days of service and are age twenty-one or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

For each year, contributions are determined by the Board of Directors. Participants may contribute up to fifteen percent of their annual compensation before commissions and noncash taxable fringe benefits not to exceed $10,000. Valley Independent Bank will match 25% of each dollar contributed by employees up to 6% of employees income. The Bank may make additional discretionary matching contributions based upon the Bank's performance. Forfeitures of terminated participants nonvested accounts reduces the contribution from the Bank.

PARTICIPANT ACCOUNTS

Each participant's account is credited with the participant's contribution and an allocation of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the Company's matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service. A participant is 100 percent vested after seven years of credited service.

PAYMENT OF BENEFITS

Upon retirement, termination of service, or death a participant may elect to receive either a lump-sum amount equal to the value of his or her vested account, or monthly, quarterly, or annual installments over the life expectancy of the participant and the participant's designated beneficiary.



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

            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results may differ from those estimates.

INVESTMENT VALUATION

The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Bank stock is valued at its quoted market price. Participant notes receivable are valued at cost which approximates fair value.

PAYMENT OF BENEFITS

Benefits are recorded when paid.


NOTE C - INVESTMENTS

The Plan's investments are held by various bank-administered trust funds. The following table presents the fair value of investments:


                                                      December 31, 1998
                                                   -----------------------
                                                   Number of
                                                   Shares or
                                                   Principal
                                                     Amount     Fair Value
                                                   ----------   ----------
INVESTMENTS AT FAIR VALUE AS
  DETERMINED BY QUOTED MARKET PRICE

College Life Insurance - Fixed Annuity Contract    $  282,684   $  282,684

Nationwide Arranger Group - Mutual Funds              761,083    2,029,128

Investment in Valley Independent Bank Stock           127,773    1,533,267

Loans to Participants                                 251,556      251,556
                                                                -----------
                 TOTAL INVESTMENTS AT FAIR VALUE           --   $4,096,635
                                                                ==========


            VALLEY INDEPENDENT BANK FLEXPLUS RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE D - PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.


NOTE E - TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated November 16, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.


NOTE F - LOANS TO PARTICIPANTS

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loans to Participants fund. Loan terms range from one to five years. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the plan administrator. Interest is charged at VIB's prime rate, plus one percent. Principal and interest is paid ratably through monthly payroll deductions.







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